Exhibit 10.4

                                   Description
                                       Of
                   Long-Term Incentive Compensation Program
                        Applicable to Executive Officers


The Compensation Committee of the Board of Directors of Pegasus Communications Corporation has established on June 18, 2002 a long-term incentive program (the "Program") with respect to calendar year 2002, whereby participating officers would be granted restricted stock awards under the Pegasus Communications Restricted Stock Plan. The number of shares to be granted will be based upon the aggregate amount of short-term incentive earned by the officer with respect to calendar year 2002 pursuant to the Pegasus Communications Corporation Short-Term Incentive Plan (Corporate, Satellite and Business Development) for calendar year 2002 (the "STI Plan") (See Exhibit 10.2 and 10.3 to this Form 10-Q for information relating to the STI Plan). The number of shares to be issued will be calculated by taking the aggregate amount of short-term incentive paid to the officer under the STI Plan with respect to calendar year 2002 and dividing it by $1.03, the closing price of Pegasus' Class A common stock on the day prior to the Program being adopted. Shares will be issued in the first quarter of 2003 after (i) a determination of the final amount of aggregate short-term incentive earned with respect to calendar year 2002 and (ii) formal action taken by the Compensation Committee to grant the shares. If and when granted, the restricted stock award will be 50% vested upon the date of grant. An additional 25% will vest on the first and second anniversaries from the date of grant.